FREIT Announces Establishment of a Special Committee of the Board

HACKENSACK, NJ, March 28, 2019 – First Real Estate Investment Trust of New Jersey (“FREIT”) today announced that its Board of Trustees (the “Board”) has established a Special Committee of the Board (the “Special Committee”) to explore strategic alternatives focusing on maximizing shareholder value.

The Special Committee is comprised solely of independent Trustees and is charged with exploring potential strategic transactions involving FREIT, including, without limitation, a potential sale of FREIT, a business combination involving FREIT or other alternatives for maximizing shareholder value, and determining whether a potential strategic transaction is in the best interests of FREIT and its shareholders.

The members of the Special Committee are Ronald J. Artinian, Richard J. Aslanian, David F. McBride and Justin F. Meng. The Special Committee has engaged HFF Securities L.P. as the Special Committee’s financial advisor, and the law firm of Paul, Weiss, Rifkind, Wharton & Garrison LLP as legal counsel to the Special Committee.

There can be no assurance that the Special Committee’s exploration of potential strategic transactions will result in any transaction being consummated. FREIT does not intend to discuss or disclose any developments with respect to the Special Committee’s functions or activity, unless and until otherwise determined that further disclosure is appropriate or required by regulation or law. There is no formal timetable for the Special Committee’s completion of its exploration of potential strategic transactions.

The statements in this report which relate to future earnings or performance are forward-looking. Actual results might differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recent filed report on Form 10-K and Form 10-Q.

For additional information contact Shareholder Relations at (201) 488-6400

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